EXHIBIT 10.5

August 17, 2007 Attention: George Sfeir, CEO Technical Industries Regarding: Letter of Agreement

The intention of this letter is to introduce Technical Industries, Inc. and their associates as an authorized distributor of North American Interpipe, Inc. (a Division of Interpipe, Inc., Ukraine) and its subsidiaries.

Technical Industries, Inc. is a well known and respected pipe inspection and services company established in 1971. My experience with Technical Industries dates back to the early 1990's while selling domestically produced seamless pipe for Cargill Steel / North Star Steel Company (now V&M Star). Technical Industries has been serving the major oil companies since 1971 and is well regarded for developing and patenting various inspection processes and equipment used especially for deep water and critical projects.

Interpipe manufactures and distributes (hot and cold rolled) seamless and welded steel pipe products. We have produced products for the oil & gas sector since 1957. Interpipe's product portfolio is strongly focused on technologically advanced tubulars necessary for the production and transportation of oil and gas. Over 60% of Interpipe's $2.7B revenues in 2006 were derived from sales in the oil and gas sector. We strongly believe our future is bright via our commitment to advanced distribution partnership opportunities such as our partnership with Technical Industries, Inc.

/s/ Brian Doner
Brian Doner
General Manager
North American lnterpipe
1800 West Loop South, Suite 888
Houston, TX 77057